Exhibit 99.1

FOR IMMEDIATE RELEASE

Navidea Announces Rick Gonzalez as New Chief Executive Officer

DUBLIN OHIO, October 15, 2014 -- Navidea Biopharmaceuticals, Inc. (NYSE MKT: NAVB), a biopharmaceutical company focused on precision diagnostic radiopharmaceuticals, today announced that Rick Gonzalez has been appointed Chief Executive Officer effective October 13, 2014. Mr. Gonzalez has more than 20 years of experience in the pharmaceutical industry, and most recently served as Vice President, Global Operations at Spectrum Pharmaceuticals, a biotechnology company focused in oncology and hematology.

“It is with great pleasure that Navidea welcomes Rick Gonzalez as the new Chief Executive Officer,” said Gordon Troup, Chairman of the Board of Navidea. “Rick brings an impressive depth of global commercial, operational and leadership experience in the biotechnology field including oncology and radiotherapy, which are highly relevant to Lymphoseek®. His extensive expertise across all aspects of product commercialization together with his proven track record of success will be invaluable to the growth of the Company as we continue to advance the commercialization of Lymphoseek and demonstrate the value of our pipeline. On behalf of the Board, we would also like to thank Michael Goldberg for his efforts as Interim CEO during this time of transition.”

“I am delighted to join the Navidea team and am committed to its growth by focusing on the achievement of our corporate goals,” commented Rick Gonzalez. “Together, with our dedicated and talented team, we will strive to expand the global commercial opportunity for Lymphoseek and its ground-breaking label for use in all solid tumors; further explore and pursue exciting Manocept™ platform prospects; and advance the important neuroimaging tracer programs through strategic partnerships. I look forward to the challenge at this important time in the Company's evolution.”

At Spectrum Pharmaceuticals, Mr. Gonzalez had increasing responsibilities leading teams in the U.S. and abroad and played an active role in the evolution of the organization from a product development company to a global commercial enterprise. Most recently he was responsible for designing and leading the globalization and commercialization strategy for international markets including Europe, Asia, Middle East and Latin America. Of Mr. Gonzalez's over 20 years of experience in the pharmaceutical industry, 14 years have been focused in specialty markets, including HIV/AIDS, Hematology and Oncology. Rick's prior experience includes roles in all aspects of product commercialization including sales, marketing, operations, distribution, managed markets, contracting, reimbursement, pricing and government affairs with several companies including Abraxis Oncology, Genzyme, Ligand Pharmaceuticals, Roche Laboratories and GlaxoSmithKline. Mr. Gonzalez earned his Bachelor of Science in Business Logistics from Penn State University.

In connection with his appointment, Navidea entered into an employment agreement with Mr. Gonzalez and made an inducement grant to him of equity compensation. Mr. Gonzalez was granted options to purchase 1,000,000 shares of Navidea's common stock at an exercise price of $1.26 per share, the closing market price on October 10, 2014. The options vest and become exercisable in three tranches, subject to Mr. Gonzalez's continued employment by Navidea. The first tranche of 300,000 shares vests on the first anniversary of grant. The second tranche of 300,000 shares vests on or after the second anniversary of the date of grant, provided that this tranche would not be exercisable unless and until the average closing price per share of Navidea's common stock for the ten trading days prior to exercise equals or exceeds $2.50 per share. The third tranche of 400,000 shares vests on the third anniversary of the grant date, provided that this tranche would not be exercisable unless and until the average closing price per share of Navidea's common stock for the ten trading days prior to exercise equals or exceeds $3.50 per share.

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NAVIDEA BIOPHARMACEUTICALS

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Navidea's Compensation Committee and the independent members of the Board of Directors approved the employment inducement award in reliance on an employment inducement exception to NYSE shareholder approval governance rules. These options were awarded as an inducement grant pursuant to NYSE MKT Rule 711, which requires an immediate public announcement in connection with any inducement grant. This press release is intended to comply with that requirement.

About Navidea Biopharmaceuticals Inc.

Navidea Biopharmaceuticals, Inc. (NYSE MKT: NAVB) is a biopharmaceutical company focused on the development and commercialization of precision diagnostics and radiopharmaceutical agents. Navidea is developing multiple precision diagnostic products and platforms including Manocept™, NAV4694, NAV5001, and NAV1800 (RIGScan™), to help identify the sites and pathways of undetected disease and enable better diagnostic accuracy, clinical decision-making and, ultimately, patient care. Lymphoseek® (technetium Tc 99m tilmanocept) injection, Navidea's first commercial product from the Manocept platform, was approved by the FDA in March 2013. Navidea's strategy is to deliver superior growth and shareholder return by bringing to market novel radiopharmaceutical agents and advancing the Company's pipeline through selective acquisitions, global partnering and commercialization efforts. For more information, please visit www.navidea.com.

The Private Securities Litigation Reform Act of 1995 (the Act) provides a safe harbor for forward-looking statements made by or on behalf of the Company. Statements in this news release, which relate to other than strictly historical facts, such as statements about the Company's plans and strategies, expectations for future financial performance, new and existing products and technologies, anticipated clinical and regulatory pathways, and markets for the Company's products are forward-looking statements within the meaning of the Act. The words “believe,” “expect,” “anticipate,” “estimate,” “project,” and similar expressions identify forward-looking statements that speak only as of the date hereof. Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors including, but not limited to, the Company's continuing operating losses, uncertainty of market acceptance of its products, reliance on third party manufacturers, accumulated deficit, future capital needs, uncertainty of capital funding, dependence on limited product line and distribution channels, competition, limited marketing and manufacturing experience, risks of development of new products, regulatory risks and other risks detailed in the Company's most recent Annual Report on Form 10-K and other Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update or revise any forward-looking statements.

Source: Navidea Biopharmaceuticals, Inc.

Navidea Biopharmaceuticals

Brent Larson, 614-822-2330

Executive VP & CFO

or

Sharon Correia, 978-655-2686

Associate Director, Corporate Communications

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